Exhibit 99.1

Industrial Services of America, Inc.

Announces $2.1 Million Improvement in Operating Performance

LOUISVILLE, KY (March 26, 2018) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts, today announced the filing with the U.S. Securities and Exchange Commission of its Form 10-K for the year ended December 31, 2017.

ISA reported a 50.5% revenue increase and a $2.1 million improvement in net loss for the year ended December 31, 2017 compared to the same period in 2016.

The Company reported a net loss of $1.1 million for the year ended December 31, 2017 compared to a net loss of $3.2 million for the year ended December 31, 2016.  Further, the Company reported positive Adjusted EBITDA of $2.0 million during the year ended December 31, 2017, which marks a substantial improvement compared to the Adjusted EBITDA loss of $402 thousand during the year ended December 31, 2016.  This improvement in operating performance was due in part to the successful start-up of the Company’s shredder as well as improvements in pricing and volumes in the scrap metal commodity markets from 2016 to 2017. The start-up of the Company's shredder led to favorable sales mix and improved margins, but was partially offset by costs incurred related to the shredder start-up. (See Non-GAAP Measures below.)

The Company reported a net loss of $306 thousand for the three months ended December 31, 2017 compared to a net loss of $240 thousand for the three months ended December 31, 2016.  Further, the Company reported positive Adjusted EBITDA of $471 thousand during the three months ended December 31, 2017 compared to the positive Adjusted EBITDA of $411 thousand during the three months ended December 31, 2016.  This improvement in operating performance was primarily due to improvements in pricing and volumes in the scrap metal commodity markets from 2016 to 2017.  (See Non-GAAP Measures below.)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
	(in thousands)		(in thousands)
Revenue	$13,455	$10,490	$54,935	$36,505
Net loss	$(306)	$(240)	$(1,131)	$(3,230)
Adjusted EBITDA	$471	$411	$2,025	$(402)

ISA is also pleased to announce that the Board has appointed Vince Tyra as Chairman of the Board and Todd L. Phillips as Chief Executive Officer.  Orson Oliver has resigned his positions as Interim Chief Executive Officer and Chairman of the Board, while retaining his seat on the Board.  Mr. Tyra is a current board member, while Mr. Phillips is the current President and Chief Financial Officer.  Mr. Phillips will retain his current roles.  Mr. Phillips stated, “On behalf of the Company, I would like to thank Orson for his many years of dedicated service.  I look forward to continuing to work with him in his role as a board member.  I also want to congratulate and thank Vince for his assumption of the Chairman role.”  Mr. Phillips further added, “I’m excited to lead the Company as its next CEO.  The Company is well positioned for the future.  I look forward to continuing the progress that we’ve made so far.”

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Non-GAAP Measures

The information provided above in this release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided, in the supplemental information below, a reconciliation of those measures to the most directly comparable GAAP measures. To provide additional information regarding the Company's results, the Company has disclosed in this press release Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. The Company defines Adjusted EBITDA as net income (loss) excluding depreciation and amortization, non-cash share-based compensation expense, interest expense, including loan fee amortization, gain (loss) on sale of assets, other income (expense), net, and income tax provision. The Company has included Adjusted EBITDA as a supplemental financial measure in this press release as it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company's operating results. Adjusted EBITDA is also used in certain covenants contained in the Company’s credit agreement.  However, use of Adjusted EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP, including net income (loss), gross profit, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP. The following table presents the reconciliation between net loss and Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(in thousands)		(in thousands)
Reconciliation from net loss to Adjusted EBITDA
Net loss	$(306)	$(240)	$(1,131)	$(3,230)
Depreciation and amortization	522	582	2,191	2,297
Share-based compensation expense	26	24	116	357
Interest expense, including loan fee amortization	223	207	848	509
Gain (loss) on sale of assets	1	-	(27)	-
Gain on insurance proceeds	-	(399)	-	(399)
Other (income) expense, net	2	234	16	(16)
Income tax provision	3	3	12	80
Total net adjustments	777	651	3,156	2,828
Adjusted EBITDA	$471	$411	$2,025	$(402)

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, the failure to operate the shredder successfully, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. Except as required by law, ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

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